Exhibit 99.1

CIM Real Estate Finance Trust, Inc. Sells Properties for approximately $1.25 billion

Proceeds to be used to pay down debt and invest in
commercial mortgage loans and other credit instruments

Phoenix, AZ, September 3, 2019 - Certain subsidiaries of CIM Real Estate Finance Trust, Inc. (“CMFT”), a publicly registered non-listed real estate investment trust (“REIT”) that primarily owns and operates a diversified portfolio of core commercial real estate assets consisting of net leased properties, have entered into an approximately $1.25 billion purchase and sale agreement to sell 454 single-tenant properties to Realty Income Corporation (“Realty Income,” NYSE: O). The purchase price will be paid mainly in cash, subject to Realty Income’s option to seek the assumption of certain existing debt, of which it currently anticipates to assume $131 million.

“CMFT intends to deploy the net sale proceeds to pursue a more diversified investment strategy across the capital structure, ultimately transitioning to a mortgage REIT, by balancing its existing core of necessity commercial real estate with a portfolio of commercial mortgage loans and other credit investments,” noted Mark Selman, Managing Director for Portfolio Oversight at CIM Group.

The 454 single-tenant properties involved in the acquisition by Realty Income are 100% leased and encompass approximately 5.1 million gross rentable square feet across 41 states. Notable tenants include Dollar General, Walgreens, Dollar Tree/Family Dollar and United Oil. The majority of the transaction is anticipated to close by the end of the year, and as loan assumptions occur subsequent closings are expected to be completed by the end of the second quarter of 2020. The transaction is subject to due diligence and the satisfaction of closing conditions. Certain properties may be excluded for bona fide due diligence or other customary reasons. Therefore, no assurance can be given that the closing will occur within this timeframe, or at all.

“Given the size and scope of CMFT’s single-tenant portfolio, we were able to sell a portion of the assets that were attractive to Realty Income while maintaining strong metrics following the transaction,” said Selman. “We will continue to sell shopping centers and certain single-tenant assets as we execute on our repositioning strategy over the next 12 to 24 months.”

Following the close of the transaction, CMFT’s portfolio is expected to consist of 503 tenant concepts encompassing approximately 20.1 million gross rentable square feet of commercial space across 43 states. The assets are 93.9% leased with a weighted average lease term of 8.5 years and represent 33 industry sectors.

Eastdil Secured represented CMFT in the transaction.

About CIM Real Estate Finance Trust
CMFT is a public, non-listed REIT formed in 2012 that primarily owns and operates a diversified portfolio of core commercial real estate assets consisting of net leased properties. CIM Real Estate Finance Trust, Inc. was previously known as Cole Credit Property Trust IV, Inc. and changed its name on August 20, 2019 in connection with the filing of the amended and restated charter following the approval of that charter by the shareholders at CMFT’s Annual Meeting of Shareholders on August 1, 2019. CMFT, which is sponsored by an affiliate of CIM, intends to pursue a more diversified investment strategy, ultimately transitioning to a mortgage REIT.

About CIM Group®
CIM Group (“CIM”) is a community-focused real estate and infrastructure owner, operator, developer and lender. Since 1994, CIM has managed more than $60 billion of projects in communities across the Americas on behalf of its own account and for its partners, co-investors and shareholders. CIM’s broad in-house expertise includes decades of research, acquisition, credit analysis, development, finance, leasing and property management experience in real assets located in densely-populated communities, net-lease assets and other associated credit strategies. Using its disciplined approach and extensive in-house expertise, CIM seeks to create value in projects, which ultimately enhances communities. For more information, visit www.cimgroup.com.

About Realty Income
Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing shareholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,900 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 590 consecutive common stock monthly dividends throughout its 50-year operating history and increased the dividend 102 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which reflect CMFT’s expectations regarding future events. CMFT intends for all forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements involve a number of assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Generally, the words “expects,” “anticipates,” “assumes,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in CMFT’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in CMFT’s filings with the SEC. CMFT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Media Relations Contacts

For CMFT:
Bill Mendel
212-397-1030
bill@mendelcommunications.com